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                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION:                 Sandy Fruhman, Media   (713) 207-3123
                                         Melanie Trent, Investors (713) 207-8351


FOR IMMEDIATE RELEASE:                   July 31, 2002


                   RELIANT RESOURCES AFFIRMS STRONG LIQUIDITY
                    POSITION AND SOLID BUSINESS FUNDAMENTALS

HOUSTON, TX. - Reliant Resources, Inc. (NYSE: RRI) reiterated its strong liquidity position and solid business fundamentals in light of Moody's decision to change the rating of the company's senior unsecured debt.

"We are disappointed with the Moody's rating action today," said Steve Letbetter, chairman and chief executive officer. "While we are not surprised with a downgrade from Moody's in light of current industry conditions and the pressure on the rating agencies in the current corporate credit environment, we do not believe that the new rating is appropriate. The rating appears to reflect a sector approach that fails to recognize significant differences between Reliant Resources and others in our industry.

"Our combination of a strong Texas retail position, hard assets, and ability to optimize those assets will continue to provide a solid foundation for the company and allow us to maintain our commitment to our customers, our shareholders and our employees," Letbetter added. "While we disagree with the rating, we recognize the company and the industry are under pressure. As we told investors during our earnings call last week, we have been taking the steps necessary to ensure that we can continue to run our business successfully.

"We have stress-tested our business, and we have sufficient accessible liquidity to meet the financial needs brought on by the change in ratings," continued Letbetter. Additional liquidity requirements triggered by loss of investment grade status are estimated at approximately $650 million based on current commodity prices. The company has approximately $1.2 billion of cash and available lines of credit to meet its needs. Credit rating downgrades do not trigger any defaults under the company's or its parent's debt agreements.

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"In addition, we do not anticipate that the downgrade changes our refinancing prospects with our lenders as we believe that they have also been anticipating the possibility of a downgrade of the company's senior unsecured rating. We continue to be confident in our bank refinancing prospects," said Letbetter.

The company reiterated its earnings guidance for 2002 of a range of $1.65 to $1.85 per share and said the rating change does not affect its proposed spin-off from Reliant Energy, Incorporated (NYSE:REI).

                           WEBCAST OF CONFERENCE CALL

Reliant Resources has scheduled a conference call for Wednesday, July 31, 2002, at 1:30 p.m. Central Daylight Time. Interested parties may listen to a live audio broadcast of the conference call at www.reliantresources.com. A replay of the call can be accessed approximately two hours after the completion of the call and will be available until August 14, 2002.


Reliant Resources, based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. The company has more than 21,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. and nearly 3,500 megawatts of power generation in operation in Western Europe. At the retail level, Reliant Resources provides a complete suite of energy products and services to electricity customers in Texas ranging from residences and small businesses to large commercial, institutional and industrial customers. Reliant Resources currently is a majority-owned subsidiary of Reliant Energy, Incorporated (NYSE: REI). For more information, visit our web site at www.reliantresources.com.


                                      *****


This news release includes forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in Reliant Resources' business plans, financial market conditions and other factors discussed in Reliant Resources' filings with the Securities and Exchange Commission.

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